Exhibit 107
Calculation of Filing Fee Tables
SCHEDULE
14A
(Form Type)
International Paper Company
(Exact Name of Registrant as Specified in its Charter)
Table 1 —Transaction Value

	Proposed Maximum Aggregate Value of Transaction (1)(2)	Fee Rate	Amount of Filing Fee (3)

Fees to Be Paid	$8,184,138,279	0.00014760	$1,207,979

Fees Previously Paid	–		–

Total Transaction Valuation	$8,184,138,279

Total Fees Due for Filing			$1,207,979

Total Fees Previously Paid			$ 0

Total Fee Offsets			$ 0

Net Fee Due			$1,207,979

(1)
In accordance with Rule
0-11
under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the maximum aggregate number of securities to which the transaction described in the accompanying proxy statement (the “Acquisition”) applies is estimated, as of August 16, 2024 (a specified date within 5 business days prior to the date of this preliminary proxy statement), to be 1,380,124,499 which consists entirely of issued and outstanding ordinary shares of DS Smith.

(2)
In accordance with Rule
0-11
under the Exchange Act, the proposed maximum aggregate value of the Acquisition estimated solely for purposes of calculating the filing fee, as of August 16, 2024, was determined based upon 1,380,124,499 ordinary shares of DS Smith, multiplied by $5.93, representing the average of the high and low prices reported on the London Stock Exchange for such shares on August 16, 2024 (a specified date within 5 business days prior to the date of this preliminary proxy statement), as converted to U.S. dollars based on an exchange rate of £1.00 = $1.2906 as of August 16, 2024, as reported by the Federal Reserve. Upon the closing of the Acquisition, the ordinary shares of DS Smith will be transferred to the registrant in exchange for shares of International Paper common stock, par value $1.00 per share (the “Common Stock”). The estimated maximum aggregate number of shares of Common Stock issuable at the closing of the Acquisition is 177,333,998 shares of Common Stock, based on the exchange ratio of 0.1285 shares of Common Stock for each ordinary share of DS Smith.

(3)
In accordance with Section 14(g) of, and Rule
0-11
under, the Exchange Act, the filing fee was determined by multiplying the proposed maximum aggregate value of the transaction calculated in note (1) above by 0.00014760.